Exhibit 99.1

Medizone International Announces Next Steps on AsepticSure®
POSTED ON APRIL 7, 2017
Medizone International prepares plans to submit AsepticSure for FDA approval as a medical device
Kalamazoo, Michigan, Friday, April 7, 2017 — Medizone International, Inc. (OTCQB: MZEI) announced that in a scheduled conference call late Thursday, April 6, 2017, with representatives of the U.S. Food and Drug Administration (“FDA”), the FDA had advised the Company that they believed AsepticSure should be classified as a medical device.  The FDA representatives recommended that the Company submit a Premarket Notification (“PMN” or “510(k)”) to the FDA and invited Company representatives to schedule follow up meetings to discuss the best approach for introduction of the AsepticSure technology into the U.S. market.  Section 510(k) of the Food, Drug and Cosmetic Act (“FDCA”) requires device manufacturers who must register, to notify FDA of their intent to market a medical device at least 90 days in advance. This is known as Premarket Notification - also called PMN or 510(k). This allows FDA to determine whether the device is equivalent to a device already placed into one of the three classification categories.  Specifically, medical device manufacturers are required to submit a premarket notification if they intend to introduce a device into commercial distribution for the first time or reintroduce a device that will be significantly changed or modified to the extent that its safety or effectiveness could be affected. Such change or modification could relate to the design, material, chemical composition, energy source, manufacturing process, or intended use.
In November 2016, Medizone received clearance from the U.S. Environmental Protection Agency (“EPA”) (Reg. No. 90607-3) to market AsepticSure ozone disinfectant formula for use for disinfection of non-porous surfaces in hospitals, clinics, hotels, sporting venues and in the food industry, long-term care facilities, and other critical infrastructures.  However, the FDA has indicated that it also believes it has jurisdiction over AsepticSure as a “medical device”.  The Company does not agree with the FDA’s position, however the Company has determined to work with its advisors on a response to the FDA to establish the most efficient route to gain regulatory approval of AsepticSure as a medical device under the FDCA.
The Company has informed the FDA that it will not market AsepticSure in the US under the previously announced EPA clearance until it has also obtained 510(k) clearance or other appropriate approvals from the FDA.
Medizone will continue to support commercial operations in markets outside the United States, which are not affected by this decision.  In addition to the EPA clearance, the AsepticSure technology has received market approval from regulators for use and distribution in Canada, New Zealand, and Chile, and is currently seeking approvals in other countries in South America, Europe and Asia.

This Press Release may contain certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company’s filings made with the Securities and Exchange Commission.